 Exhibit 99.1

Loop Media Reports 2024 Fiscal First Quarter Financial Results

Q1 Shows Improvement on Top and Bottom Lines

BURBANK, CA – February 6, 2024 – Loop Media, Inc. ("Loop Media" or "Loop®" or the "Company") (NYSE American: LPTV), a leading multichannel streaming CTV platform that provides curated music videos, sports, news, premium entertainment channels and digital signage for businesses, reports financial and operating results for its 2024 fiscal first quarter ended December 31, 2023.

Management Commentary

Jon Niermann, CEO and Co-Founder, stated, "After three quarters of just over $5 million in revenue, we once again exceeded the $10 million quarterly revenue mark. One key note is that unlike Q1 FY23, our Q1 FY24 revenue contained no political advertising spend and was purely organic revenue from our core business. Quarter-over-quarter growth increased 79% from $5.7 million in Q4 of FY 2023 to $10.2 million in Q1 2024. In addition to the strong revenue growth, we saw the impact of our focus on lowering operating costs and network efficiency, which resulted in a significantly reduced quarterly Adjusted EBITDA loss, which decreased by 69% from $(4.8) million in Q4 2023 to $(1.5) million in Q1 2024."

"We have now entered the historically worst advertising quarter of the year between January and March where we’ve learned to be more conservative in our expectations, but I am optimistic about the revenue ramp for the second half of 2024 and beyond. We believe the increased awareness of the Loop TV brand, and the expansion of distribution over the past year on our platforms and screens, demonstrates that our sales and marketing efforts are getting us new client wins. Our approach is to leverage our business model to continue to gain new customers on a consistent basis while focusing on the venues and markets that we know provide the best return on our investment and potential for revenue growth."

"Moreover, we will continue to explore strategic M&A opportunities that can allow us to leverage our platforms and networks further to integrate our company vertically,” added Mr. Niermann.

"We will continue to focus on tightening the bottom line to achieve our goal of becoming cashflow positive as soon as possible, so that could mean further cost efficiencies will need to be realized, while still being careful not to materially dampen future upside in growth. It’s always a tricky balance to accomplish that, but we plan to keep a consistent eye on it," concluded Mr. Niermann.

2024 Fiscal First Quarter (December 31, 2023) Financial Results

Summary Fiscal Q1 2024 vs. Fiscal Q1 2023

●	Revenue was $10.2 million, compared to $14.8 million.
●	Net loss was $(5.3) million or $(0.09) per share, compared to a loss of $(5.3) million or $(0.09).
●	Adjusted EBITDA (a non-GAAP financial measure defined below) was $(1.5) million, compared to $(1.6) million.
●	Gross profit was $3.6 million, compared to $5.7 million.
●	Gross margin was 35.6%, compared to 38.4%.
●	As of December 31, 2023, we had 33,783 QAUs operating on our O&O Platform, compared to 26,903 QAUs as of December 31, 2022.
●	As of December 31, 2023, we had approximately 43,000 screens across our Partner Platforms, compared to 17,000 as of December 31, 2022.

In the 2024 fiscal first quarter, revenue decreased approximately 31% to $10.2 million compared to $14.8 million for the same period in fiscal 2023. The decrease was primarily driven by the lack of political advertising in October and November 2023 versus the same period in 2022. We did manage to see growth in our core organic revenue in large part due to new revenue partnerships that initiated in Q1 FY24.

Gross profit in the 2024 fiscal first quarter was $3.6 million compared to $5.7 million for the same period in fiscal 2023. Gross margin was 35.6% in the 2024 fiscal first quarter compared to 38.4% for the same period in fiscal 2023. The decrease in margin rate was primarily driven by revenue mix as the year-ago period included a smaller portion of our Partner Platform business, which carries lower gross margin.

Total sales, general, and administrative ("SG&A") expenses (excluding stock-based compensation, depreciation and amortization, impairment of goodwill and intangible assets, and restructuring costs) in the 2024 fiscal first quarter were $6.2 million compared to $8.0 million for the same period in fiscal 2023. The decrease was primarily due to a reduction in digital marketing spend, resulting in lower expenditures and decreased payroll expenses, and a reversal of other compensation-related expenses incurred in a prior period, partially offset by increased capital raise costs and increased bad debt reserve from growth in our receivables.

Net loss in the 2024 fiscal first quarter was $(5.3) million or $(0.09) per share, compared to a net loss of $(5.3) million or $(0.09) per share for the same period in fiscal 2023.

Adjusted EBITDA in the 2024 fiscal first quarter was $(1.5) million compared to $(1.6) million for the same period in fiscal 2023.

On December 31, 2023, cash and cash equivalents were $3.8 million compared to $3.1 million on September 30, 2023. The increase was primarily driven by increased revenue offset by decreased expenditures. As of December 31, 2023, we had total net debt of $7.1 million compared to $7.5 million as of September 30, 2023, a 5% decrease.

For the 2024 fiscal first quarter, we had approximately 77,000 active Loop Players and Partner Screens across the Loop Platform, which includes 33,783 quarterly active Loop Players, or QAUs across our O&O Platform, an increase of 26% (or 6,880 QAUs) over the 26,903 QAUs for the 2023 fiscal first quarter and a slight decrease of 3,238 over the 37,021 QAUs for the fiscal 2023 fourth quarter, and approximately 43,000 Partner Screens across our Partner Platforms, an increase of 153% (or 26,000) over the 17,000 Partner Screens at the end of the 2023 fiscal first quarter and 1,000 Partner Screens over the 42,000 Partner Screens announced for the 2023 fiscal fourth quarter.

Our QAU footprint for the first quarter of fiscal 2024 was reduced as a result of natural attrition of Loop Players that were not immediately replaced, as we transitioned to a more targeted distribution model, pivoting our focus to certain designated advertising markets and geographies, as well as more desirable out-of-home locations and venues, including convenience stores, restaurants, bars, and other retail establishments. We believe this targeted distribution plan will allow us to grow our active Loop Player numbers quarter on quarter and provide a more robust distribution platform for our advertising partners over time. In addition, a number of our Loop Players experienced downtime in September 2023 as a result of an operating program update and technical issues related to outdated WiFi in those venues. Not all of those Loop Players returned to active performance in the first quarter of fiscal 2024.

Conference Call

The Company will conduct a conference call today, February 6, 2024, at 5:00 p.m. Eastern Standard Time to discuss financial and operating results for its 2024 fiscal first quarter ended December 31, 2023.

Loop's management will host the conference call, followed by a question and answer period.

Date: February 6, 2024

Time: 5:00 p.m. Eastern Time

Participant registration link: Q1 Link

Below are the details for those participants who would like to dial in and ask questions.

Conference ID: 9046830

Participant Toll-Free Dial-In Number: 1(800) 715-9871

Participant International Dial-In Number: 1(646) 307-1963

The conference call will also be available for replay on the investor relations section of the Company's website at ir.loop.tv

About Loop Media, Inc.

Loop Media, Inc. ("Loop®") (NYSE American: LPTV) is a leading connected television (CTV) / streaming / digital out-of-home TV and digital signage platform optimized for businesses, providing music videos, news, sports, and entertainment channels through its Loop® TV service. Loop Media is the leading company in the U.S. licensed to stream music videos to businesses through its proprietary Loop® Player.

Loop® TV’s digital video content is streamed to millions of viewers in CTV / streaming / digital out of home locations including bars/restaurants, office buildings, retail businesses, college campuses, airports, among many other venues in the United States, Canada, Australia and New Zealand.

Loop® TV is fueled by one of the largest and most important premium short-form entertainment libraries that includes music videos, movie trailers, branded content, and live performances. Loop Media’s non-music channels cover a wide range of genres and moods and include movie trailers, sports highlights, lifestyle and travel videos, viral videos, and more. Loop Media’s streaming services generate revenue from programmatic and direct advertising, and subscriptions.

To learn more about Loop Media products and applications, please visit us online at Loop.tv

Follow us on social:

Instagram: @loopforbusiness

X (Twitter): @loopforbusiness

LinkedIn: https://www.linkedin.com/company/loopforbusiness/

Safe Harbor Statement and Disclaimer

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, Loop Media's expected performance, ability to compete in the highly competitive markets in which it operates, statements regarding Loop Media's ability to develop talent and attract future talent, the success of strategic actions Loop Media is taking, and the impact of strategic transactions. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including "will," "may," "expects," "projects," "anticipates," "plans," "believes," "estimate," "should," and certain of the other foregoing statements may be deemed forward-looking statements. Although Loop Media believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. Loop Media takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by Loop Media. Loop Media's Securities and Exchange Commission filings are available at www.sec.gov.

Non-GAAP Measures

Loop Media uses non-GAAP financial measures, including adjusted EBITDA and quarterly active units or QAUs, as supplemental measures of the performance of the Company's business. Use of these financial measures has limitations, and you should not consider them in isolation or use them as substitutes for analysis of Loop Media's financial results under generally accepted accounting principles in the United States of America ("U.S. GAAP"). The tables below provide a reconciliation of adjusted EBITDA to the most nearly comparable measure under U.S. GAAP.

The Company defines an "active unit" as (i) an ad-supported Loop Player (or DOOH location using our ad-supported service through our "Loop for Business" application or using a DOOH venue-owned computer screening our content) that is online, playing content, and has checked into the Loop analytics system at least once in the 90-day period or (ii) a DOOH location customer using our paid subscription service at any time during the 90-day period. The Company uses "QAU" to refer to the number of such active units during such period.

Loop Media Investor Contact
Andrew J. Barwicki

andrew@barwicki.com
ir@loop.tv

Loop Media Press Contact
Jon Lindsay Phillips

loop@phillcomm.global

LOOP MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,
	2023	2022
Revenue	$10,171,256	$14,825,831
Cost of revenue
Cost of revenue - Advertising and Legacy and other revenue	5,739,710	8,457,633
Cost of revenue - depreciation and amortization	807,007	682,167
Total cost of revenue	6,546,717	9,139,800
Gross profit	3,624,539	5,686,031

Operating expenses
Sales, general and administrative	6,170,977	7,958,134
Stock-based compensation	1,328,225	1,790,807
Depreciation and amortization	381,875	187,716
Total operating expenses	7,881,077	9,936,657

Loss from operations	(4,256,538)	(4,250,626)

Other income (expense)
Interest expense	(1,002,189)	(1,007,583)
Loss on extinguishment of debt	(25,424)	—
Other expense	(1,251)	—
Total other income (expense)	(1,028,864)	(1,007,583)
Loss before income taxes	(5,285,402)	(5,258,209)
Income tax (expense)/benefit	—	(1,230)
Net loss	$(5,285,402)	$(5,259,439)

Basic and diluted net loss per common share	$(0.09)	$(0.09)

Weighted average number of basic and diluted common shares outstanding	66,787,371	56,381,209

LOOP MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2023	September 30, 2023
	(UNAUDITED)
ASSETS
Current assets
Cash	$3,811,159	$3,068,696
Accounts receivable, net	7,941,430	6,211,815
Prepaid expenses and other current assets	669,360	987,605
Content assets - current	1,937,900	2,218,894
Total current assets	14,359,849	12,487,010
Non-current assets
Deposits	12,145	12,054
Content assets - non current	304,180	448,726
Deferred costs - non current	1,710,583	744,408
Property and equipment, net	2,533,829	2,711,558
Intangible assets, net	449,778	477,889
Total non-current assets	5,010,515	4,394,635
Total assets	$19,370,364	$16,881,645
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,627,014	$4,978,920
Accrued liabilities	2,318,599	3,546,338
Accrued royalties and revenue share	6,277,646	4,930,329
License content liabilities - current	521,746	489,157
Deferred Income	19,565	—
Revolving line of credit - current	4,907,573	2,985,298
Non-revolving line of credit	1,760,000	2,124,720
Total current liabilities	22,432,143	19,054,762
Non-current liabilities
License content liabilities - non current	184,000	208,000
Non-revolving line of credit	441,390	475,523
Non-revolving line of credit, related party	—	1,959,693
Total non-current liabilities	625,390	2,643,216
Total liabilities	23,057,533	21,697,978

Commitments and contingencies	—	—

Stockholders’ equity
Common Stock, $0.0001 par value, 150,000,000 shares authorized, 70,851,214 and 65,620,151 shares issued and outstanding as of December 31, 2023 and September 30, 2023, respectively	7,085	6,562
Additional paid in capital	129,876,691	123,462,648
Accumulated deficit	(133,570,945)	(128,285,543)
Total stockholders' equity	(3,687,169)	(4,816,333)
Total liabilities and stockholders' equity	$19,370,364	$16,881,645

LOOP MEDIA, INC.

ADJUSTED EBITDA RECONCILIATION

	Three months ended December 31,
	2023	2022
GAAP net loss	$(5,285,402)	$(5,259,439)
Adjustments to reconcile to Adjusted EBITDA:
Interest expense	1,002,189	1,007,583
Depreciation and amortization expense*	1,188,882	869,883
Income tax expense (benefit)	—	1,230
Stock-based compensation**	1,328,225	1,790,807
Non-recurring expense	257,242	—
Loss on extinguishment of debt	25,424	—
Other expense	1,251	—
Adjusted EBITDA	$(1,482,189)	$(1,589,936)

* Includes amortization of content assets and for cost of revenue and operating expenses and ATM facility.

** Includes options, Resticted Stock Units ("RSUs") and warrants.